Calculation of Filing Fee Tables
S-3
Hudson Pacific Properties, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.01 par value per share, offered by the Selling Securityholders	457(a)	134,529,147	$ 2.74	$ 368,609,862.78	0.0001531	$ 56,434.17
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 368,609,862.78		$ 56,434.17
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 56,434.17
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933 ("Securities Act"), such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. (2) Includes 71,863,597 shares of Common Stock issuable upon the exercise of pre-funded warrants. (3) The proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of our common stock on the New York Stock Exchange on July 8, 2025.